EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Realty Income Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-113032 on Form S-3 of Realty Income Corporation and to the incorporation by reference in Registration Statement Nos. 033-95708, 333-102080 and 333-105504 on Form S-8 of Realty Income Corporation of our reports dated February 21, 2006, with respect to the consolidated balance sheets of Realty Income Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement Schedule III, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005, annual report on Form 10-K of Realty Income Corporation.

/s/ KPMG LLP
KPMG LLP

San Diego, California
February 21, 2006